EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 8, 2006, appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2005 and our report dated June 27, 2006 appearing in the Annual Report on Form 11-K of Pinnacle West Capital Corporation Savings Plan for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 18, 2006